Exhibit 99.1

Calgon Carbon Corporation Announces the Appointment of Randall Dearth as President and Chief Executive Officer and Seth Schofield as Independent Chairman of the Board

PITTSBURGH--(BUSINESS WIRE)--June 27, 2012--Calgon Carbon Corporation (NYSE: CCC) announced today that its board of directors has appointed Randall S. Dearth (age 48) as Calgon Carbon Corporation’s new president and chief executive officer effective August 1, 2012. Previously the company announced that John S. Stanik would retire. Mr. Stanik’s retirement will be effective on July 31, 2012. Also, the company has announced that the board has appointed Seth E. Schofield as its independent chairman to be effective on August 1, 2012.

Since 2004, Mr. Dearth has served as the president and CEO of LANXESS Corporation, an international chemical manufacturer that was spun out of the Bayer Group. From 2002 until the carve-out of LANXESS, he was the president and CEO of Bayer Chemicals Corporation. Mr. Dearth started his career with Bayer in 1988 and held various positions within the company including sales, marketing, product management and applications development. Mr. Dearth holds a B.A. in Chemistry from Hiram College and an M.S. in Polymer Science and Engineering from Case Western Reserve University. He has also served as a member of Calgon Carbon’s board of directors since 2007.

Commenting on Mr. Dearth’s appointment, Mr. Schofield said, “The board is extremely fortunate to have someone of Randy’s successful business experience and in-depth understanding of Calgon Carbon’s businesses to become our CEO. Having served on our board for more than four years, he is the perfect candidate to direct Calgon Carbon’s continuing growth, while focusing on profitability.”

Mr. Dearth added, “I am very excited to take on this new opportunity and to help further establish Calgon Carbon as a leader in providing environmental solutions to the various markets it serves. Having worked in the chemical industry for over twenty years, I believe my experience in global marketing, innovation, and corporate administration will be an asset to the company. I know from my time on the board that Calgon Carbon has a great global platform to build upon with experienced and dedicated employees. I look forward to working with them as we continue to grow the company’s traditional business and pursue its emerging growth opportunities – ballast water treatment, disinfection byproducts, mercury removal, and reactivation expansion.”

Mr. Schofield has served on the board of Calgon Carbon since 1995. He is the former chairman and chief executive officer of USAir Group, a major air carrier. He also serves as a director on Marathon Petroleum Corporation, a refining, marketing and transportation company, and serves as presiding director of United States Steel Corporation, a steel manufacturer. Robert W. Cruickshank, chairman of the company’s Governance Committee, commented, “Separating the positions of chairman and CEO is part of our on-going commitment to superior corporate governance. Seth is currently the company’s lead director and will continue his proven leadership as independent chairman of the board.”

Mr. Dearth will continue to serve on the company’s board of directors as an employee director. The board intends to fill the board vacancy caused by Mr. Stanik’s retirement in the near future.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as "expect," "believe," "estimate," "anticipate," or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company's most recent Annual Report pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company's control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company's most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
www.calgoncarbon.com